Exhibit 1.01

CONFLICT MINERALS REPORT

Reporting Period: January 1 to December 31, 2014

Fossil Group, Inc.

This is the Conflicts Mineral Report of Fossil Group, Inc. (“Fossil”) for calendar year 2014 in accordance with Rule 13.p-1 (“Rule 13p-1”) under the Securities and Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act release no. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Fossil places great importance on the responsible procurement of minerals throughout its entire supply chain worldwide. The process of mining minerals from conflict zones in Africa — including the Democratic Republic of Congo and its neighboring countries — has been identified as contributing to human rights violations, such as child labor and sexual abuse. Profits from mining operations in these regions have been linked to the source of funds for armed groups, fueling further conflict and violence in the regions. In 2010, The United States Congress passed a bill defining “conflict minerals” as four major minerals often mined in conflict zones: tantalum, tin, tungsten and gold (3TG). We design, develop, market and distribute clothing and fashion accessories, including, belts, handbags, jewelry, small leather goods, and watches under proprietary and licensed brand names. We also market and distribute fragrance products under our FOSSIL brand. We have licensed our FOSSIL brand to a third party for the manufacturing, marketing and distribution of sunglasses, which we also sell at retail.  Some of our products contain these conflict minerals.

Fossil has established a Conflict Minerals Policy, which can be viewed at: http://www.fossilgroup.com/responsibility/conflict-minerals-policy/. As noted in our Conflicts Minerals Policy we:

• Work closely with our suppliers to determine the potential use of 3TG minerals in our supply chain and, when appropriate, work with these suppliers to remediate issues and source more responsibly.

• Expect suppliers who use 3TG to conduct the necessary inquiry and, where appropriate, perform additional due diligence to provide us with confirmation of the source of the materials used in their process and ultimately present in our products.

• Encourage our suppliers to advocate and actively engage our philosophy of sourcing 3TG minerals from socially responsible suppliers, including conflict-free mines in the DRC region.

A number of factors continue to impact our ability to achieve our goal of ensuring that the sourcing of all 3TG in our products does not indirectly fund conflict:

• There are only a small number of smelters of tungsten who have been certified as conflict-free by a reliable certification process.

• Many of the suppliers in our supply chain are in the beginning phases of developing their own conflict minerals programs.

• The majority of our suppliers are not companies that are publicly traded in the United States and thus are not directly required to comply with the SEC’s conflict minerals reporting requirements.

• The nature and complexity of our supply chain makes it difficult to navigate down to the smelter level. Many of the minerals in question may be three or more levels removed from the suppliers with whom we interact. Our watch products in particular contain a large number of components and material that can be sourced from multiple and varied sources.

Despite these challenges, we take the task of understanding the source of our 3TG minerals seriously and are working toward our goal of avoiding the potential inadvertent funding of conflict.

We set forth below a summary of the actions we have taken to identify the source of 3TGs in our supply chain.

I. Description of Fossil’s Reasonable Country of Origin Inquiry (RCOI)

a. Background on Our Conflict Minerals Program

Our Conflict Minerals initiative is owned by our Chief Compliance & Risk Officer, who is also responsible for our Corporate Social Responsibility, Internal Audit, Loss Prevention, Compliance and Risk teams. The complexity of our products and use of 3TGs within those products vary significantly across our portfolio of products. We engaged third party experts to assist us in the design and execution of our Conflict Minerals program during 2013, and have followed the program’s design in 2014. We also invested in a specialized software program to assist us in implementing our Conflict Minerals program.

b. Our Progress to Date

Fossil has conducted a detailed analysis of our product portfolio and product specifications to identify those products that may contain 3TGs. We then identified the tier 1 suppliers (those that supply us directly) who provide us with the products so identified. We also identified tier 2 suppliers (those that supply our tier 1 suppliers) as high risk for 3TG exposure if they supplied items likely to contain 3TG based on product testing results and known material exposure. Collectively, these tier 1 and high risk tier 2 suppliers comprise our “in-scope suppliers” to whom we sent Reasonable Country of Origin (RCOI) surveys.

We conducted annual training about our Conflict Minerals policy and our reporting obligations for members of our organization who are involved in working with our supply chain. We also conducted annual training for our in-scope suppliers, with the majority of this training conducted in-person. The training covered what Conflict Minerals are, our regulatory obligations, what our policy is, and what steps our suppliers need to take to enable Fossil to comply with our obligations. It also encouraged our suppliers to comply with our policy. We believe that the in-person training enabled effective dialog both internally and with our suppliers, leading to a better understanding of supplier obligations and our expectations.

Our RCOI survey is based on the template (v.2.03a) developed by the Electronics Industry Citizenship Coalition Global e-Sustainability Initiative (EICC/GeSi). We also included additional questions that help meet our Conflict Minerals objectives. We received surveys back from suppliers comprising more than 95% of our annual direct material spend with suppliers. We conducted relevant follow up on RCOI gaps such as incomplete survey answers or inconsistencies in the responses. For example, we requested clarifications, additional information or other information as was deemed necessary after review of the initial survey results.

c. RCOI Conclusion

As a result of our RCOI, we concluded one in-scope supplier was sourcing from a covered country and moved this supplier through our Due Diligence procedure. As noted below, this smelter is Conflict-Free Smelter (CFS) program certified.

II. Due Diligence Design

We have used the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidelines, 2nd edition, 2013 and related supplements for 3T and Gold as a framework to help us create our Due Diligence program. The Program provides a 5-step framework for risk-based Due Diligence in the mineral supply chain.

a. Due Diligence Performed

1) Establish strong company management systems:

• We maintain a Conflict Minerals Policy that guides our overall program.

• We conducted training for internal personnel involved in our supply chain and for in-scope suppliers.

• We maintain agreements with our in-scope suppliers that includes language related to reporting on the source of 3TGs.

• We maintain a Steering Committee consisting of representatives from the legal team and our corporate social responsibility team and chaired by our Chief Compliance & Risk Officer.

• We maintain a conflict minerals core team to execute our program.

2) Identify and assess risk in the supply chain:

• We sent in-scope suppliers surveys asking for information about the supply chain used to source any 3TGs in products supplied to Fossil.

• We identified sourcing and supplier red flags to look for within the survey responses.

• We followed up with suppliers on incomplete or inconsistent responses or responses with red flags.

3) Design and implement a strategy to respond to identified risks:

• We maintain a risk mitigation plan to respond to suppliers sourcing 3TG from undeterminable or conflict sources.

4) Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain:

• We rely on certifications from the Conflict Free Sourcing Initiative, the London Bullion Market Association, the Responsible Jewellery Council and the Tungsten Industry — Conflict Minerals Council for identified smelters. These organizations audit smelters and provide certification on the conflict status of those smelters.

5) Report on supply chain due diligence:

• We filed this Conflict Minerals Report with the SEC.

III. Other Required Disclosures

In 2013, our Due Diligence determined that one smelter was used by a supplier to source 3TG from covered countries.  Our 2014 Due Diligence identified the same smelter as reported last year.  This smelter is Conflict-Free Smelter (CFS) program certified.  As reported previously, Fossil does not know for certain that the minerals being sourced from the covered countries by this smelter directly impact Fossil’s products since the supplier that sources from this smelter did not provide product level disclosure. Fossil is still investigating the origin of the minerals used by this supplier in Fossil’s products. However, because the smelter is certified under the Conflict-Free Smelter program, we have reasonably concluded that the risk is low that the smelter sources directly or indirectly from armed groups.

Our Products are:

a. Watch products — We offer an extensive line of branded lifestyle watches. We manufacture watches using our proprietary brands. We also have entered into multi-year, worldwide exclusive license agreements for the manufacture, distribution and sale of watches bearing the brand names of certain globally recognized fashion companies. Finally, we design, market and arrange manufacturing of certain retailers’ private label and owned brand watches or as premium and incentive items for use in various corporate events.

b. Fashion accessories — We have developed a line of fashion accessories for both men and women, including belts, handbags, jewelry, and small leather goods.

c. Clothing — The FOSSIL clothing collection is designed for both men and women and includes jeans, outerwear, fashion tops and bottoms.

The following are steps Fossil has taken, or will take as required, to mitigate the risk that 3TGs found in our products are being used to fund conflict.

a. Continued training of our suppliers related to our Conflict Mineral Policy and our expectations about responsible sourcing of 3TGs.

b. Enforcement of contractual terms with suppliers.

c. Continued reliance on CFS certifications.

Description of facilities used to process Conflict Minerals in our products, to the extent known.

The majority of our suppliers did not provide smelter names. All smelter names provided have been verified as Conflict-Free Smelter (CFS) program certified.

Fossil received the names of 15 smelters from suppliers. Fossil validated all 15 smelters as real smelters based upon CFSI’s standard smelter list, and also all 15 were certified as Conflict Free by CFS.

Efforts to determine the mine or location of origin.

Fossil’s RCOI and Due Diligence descriptions above represent our best efforts to gather the information necessary to determine the mine or location of origin for the conflict minerals in our products.

Description of country of origin of the Conflict Minerals in our products, if known.

We know at least one supplier is sourcing from covered countries, but we have not been able to gather enough available information to identify the specific countries.

Certain statements contained herein that are not historical facts, including future plans related to sourcing, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: changes in product categories, extension of existing product lines, addition of new brands, changes in our selected suppliers, changes in our supplier’s supply chain, acquisitions, alterations to materials used, changes in product design, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the Securities and Exchange Commission (the “SEC”).